Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 333-189682, 333-197585, 333-201985, 333-206282 and 333-210242) of Tremor Video, Inc. of our report dated March 10, 2017, with respect to the consolidated financial statements of Tremor Video, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2016.

/S/ ERNST & YOUNG LLP
New York, New York
March 10, 2017